Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-264966) and Form S-8 (Nos. 333-263128, 333-256028, 333-237051, 333-230182, 333-223597, 333-216968, 333-216967, and 333-207973) of our report dated March 28, 2023, with respect to the consolidated financial statements of Zynerba Pharmaceuticals, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 28, 2023